                                                                     EXHIBIT 2.3

                           NON-COMPETITION AGREEMENT
                           -------------------------

     NON-COMPETITION AGREEMENT dated as of September 21, 2000 (this

"Agreement"), by and among Esperion Therapeutics, Inc., a Delaware corporation
 ---------
("Esperion"), Esperion Mergerco, Inc., a Delaware corporation, as the surviving
  --------
corporation described herein (the "Company"), and the persons listed on Schedule
                                   -------                              --------
1 hereto (the "Talaria Parties").
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                                  WITNESSETH:
                                  ----------

     WHEREAS, Esperion, Esperion Mergerco, Inc., a Delaware corporation ("Mergerco") and Talaria Therapeutics, Inc., a Delaware corporation ("Talaria")
  --------                                                            -------
have entered into an Agreement and Plan of Merger and Reorganization dated as of the date hereof (the "Merger Agreement") pursuant to which Mergerco will be
                      ----------------
merged with and into Talaria, which, as the surviving corporation of the merger, will become a wholly-owned subsidiary of Esperion; and

     WHEREAS, one of the conditions to Esperion and Mergerco's execution and delivery of the Merger Agreement is that the Talaria Parties execute and deliver this Agreement; and

     WHEREAS, the purpose of this Agreement is to induce Esperion and Mergerco to execute and deliver the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereby agree as follows:

     1.   Non-Competition.  Each of the Talaria Parties hereby covenants and
          ---------------
agrees that, until the fifth anniversary of the Effective Time (as defined in the Merger Agreement), he, she or it shall not, and shall cause its affiliates (as defined in the Merger Agreement) to not, directly or indirectly, enter into, participate in or engage in a business or the solicitation of any business which is or proposes to be a Competitive Business (as defined below), whether for his, her or its account, as a principal, partner or joint venturer, as the owner of an interest in, as a director, officer, employee, agent, salesman, consultant, lender, guarantor or otherwise, anywhere in the world. As used herein, a "Competitive Business" is a business that is engaged in the research,
 --------------------
development, manufacturing, distribution, licensing or sale of technology, products or services relating to (a) empty unilamellar vesicles composed substantially of phospholipid, (b) liposomes for the treatment of or indication of metabolic disease(s), cardiovascular disease(s) or sepsis other than the use of liposomes solely for diagnostic purposes or for drug delivery of other active ingredients (rather than where the liposomes are an active ingredient), or (c) the Product (as defined in the Merger Agreement). For purposes of the foregoing sentence, the word "empty" shall mean without an essential encapsulated drug or diagnostic agent.

     2.   Nonsolicitation.  Each of the Talaria Parties hereby covenants and
          ---------------
agrees that, until the fifth anniversary of the Effective Time, he she or it shall not, and shall cause his, her or its controlled affiliates to not, directly or indirectly (a) solicit, or arrange to have any other person or entity solicit, for any of the Talaria Parties or for others, the services or employment of any employees or former employees of Esperion, the Company, Talaria or their respective affiliates; (b) hire, contract for services, retain or otherwise employ or arrange to have any other person or entity hire, contract for services, retain or otherwise employ, for any of the Talaria

Parties or for others, the services or employment of any employees or former employees of Esperion, the Company, Talaria or their respective affiliates; provided that the Talaria Parties may hire, contract for services, retain or
--------
otherwise employ (but solely for purposes that do not relate to or involve vesicles, including, without limitation, large unilamellar vesicles), any person who, at the time of such hire, contract, retention or employment, has not been employed by Esperion, the Company, Talaria or their respective affiliates for a consecutive period of at least eighteen (18) months; or (c) call upon, solicit, divert, take away or attempt to call upon, solicit, divert or take away, for any of the Talaria Parties or for others, any existing clients or potential clients, customers, suppliers, business or accounts of the Esperion, the Company, Talaria or their respective affiliates.

     3.   Confidential Information.  Each of the Talaria Parties hereby
          ------------------------
covenants and agrees that, until the fifth anniversary of the Effective Time, he she or it shall not without the prior written consent of Esperion, and shall cause his, her or its affiliates to not without the prior written consent of Esperion, directly or indirectly (in each case other than without the prior written consent of Esperion (a) disclose or divulge any Confidential Information (as defined below) to any other person or entity; (b) publish, participate in, fund or otherwise contribute to the publication of any information or material relating to the Confidential Information or Assets (as defined in the Merger Agreement) without first providing Esperion with prepublication notice and the opportunity to review abstracts for at least ten (10) business days and publications and non-public oral presentation for at least thirty (30) business days, with the right of Esperion to require a postponement of publication for up to an additional ninety (90) days in order to enable Esperion to apply for a patent application or otherwise obtain, maintain or perfect its interest in the intellectual property that may be included in the proposed publication; or (c) use any Confidential Information for his, her or its own benefit or to the detriment of Esperion, the Company or any of their respective affiliates. Notwithstanding the foregoing, if any Talaria Party is required to disclose or divulge Confidential Information pursuant to any subpoena or other judicial process, he, she or it shall provide Esperion with prompt prior notice of such disclosure so that Esperion may seek to protect the confidential nature of such Confidential Information, whether by obtaining a protective order with respect thereto or otherwise. As used herein, "Confidential Information" means any
                                        ------------------------
confidential or proprietary information of Esperion, the Company or their respective affiliates, including, without limitation, all business plans, products, processes, software, know-how, trade secrets, formulas, methods, models, prototypes, discoveries, inventions, materials, reagents or improvements; provided, that "Confidential Information" does not include
              --------        ------------------------
information which is public as of the date hereof or becomes public hereafter other than on account of any action or inaction of any Talaria Party.

     4.   Enforcement.  Each of the Talaria Parties hereby acknowledges and
          -----------
agrees that (a) the restrictions contained in this Agreement are essential hereto; (b) Esperion and Mergerco would not have entered into the Merger Agreement without the execution and delivery by the Talaria Parties of this Agreement; and (c) the restrictions contained in this Agreement are reasonable and do not place any undue hardship on the Talaria Parties. Each of the Talaria Parties further acknowledges and agrees that Esperion and the Company's remedy at law for any breach by the Talaria Parties of their obligations under this Agreement would be inadequate and they agree and consent that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provisions of this Agreement without the necessity of proof of actual damages. With respect to any provisions of this Agreement which are finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform this Agreement and such provision so that it is enforceable to the maximum extent permitted by law, and the parties shall abide by such court's determination. If such unenforceable provision cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect. If at any time any Talaria Party is in violation of the provisions of the covenants contained herein, the term of such covenants shall be extended as to such Talaria Party by the period of time that such Talaria Party was in violation.

     5.   Notices.  All notices and other communications under this Agreement
          -------
shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telex or other telegraphic communications equipment of the sending party, as follows:

     If to Esperion or the Company:

          Esperion Therapeutics, Inc.
          3621 S. State Street
          695 KMS Place
          Ann Arbor, MI 48108
          Telecopier:  (734) 332-0516
          Attention:  Christine Ballman, Esq.

     with a copy to:

          Sills Cummis Radin Tischman Epstein & Gross, P.A.
          One Riverfront Plaza
          Newark, NJ 07102
          Telecopier:  (973) 643-6500
          Attention:  Ira A. Rosenberg, Esq.

     If to the Talaria Parties:

          To their respective addresses set forth on Schedule 1 hereto.
                                                     ----------
     with a copy to:

          Duane, Morris & Hecksher LLP
          One Liberty Place
          Philadelphia, PA 19103-7396
          Telecopier:  (215) 979-1020
          Attention:  Kathleen M. Shay, Esq.

    and, in the case of Reverse Transport Licensing and Consulting, Inc. and Kevin J. Williams, with a copy to:

          Law Office of Jeffrey S. Saltz, Esq.
          1515 Market Street
          Suite 1000
          Philadelphia, PA  19102
          Telecopier:  (215) 523-5339
          Attention: Jeffrey S. Saltz, Esq.

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (or rejection of delivery) if delivered by hand or overnight courier service or sent by telex and on the date five (5) business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5 or in accordance with the latest unrevised direction from such party given in accordance with this Section 5.

    6.    Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware.

    7.    Binding Effect.  This Agreement and all action taken hereunder in
          --------------
accordance with its terms shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.

    8.    Entire Agreement.  This Agreement contains the entire agreement among
          ----------------
the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings, whether written or oral, among the parties hereto with respect to the subject matter of this Agreement.

    9.    Amendments.  This Agreement shall not be amended with respect to any
          ----------
party hereto without the prior written consent of such party.

    10.   Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original.

    11.   Consent to Jurisdiction.  Each of the parties hereto irrevocably
          -----------------------
submits himself, herself or itself to the exclusive jurisdiction of any state or federal court in the States of Michigan

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

or New York over any suit, action or proceeding brought against him, her or it by Esperion or the Company and arising out of or relating to this Agreement or the transactions contemplated hereby.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.


                             ESPERION THERAPEUTICS, INC.


                             By:__________________________________
                                  Name:
                                  Title:

                             ESPERION MERGERCO, INC.

                             By:__________________________________
                                  Name:
                                  Title:

                             TALARIA  PARTIES:


                             ____________________________
                             Dr. Hal S. Broderson


                             ____________________________
                             Dr. Dennis I. Goldberg


                             ____________________________
                             Charles G. Hadley


                             ____________________________
                             Dr. Kevin J. Williams

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

                             Rock Hill Ventures, Inc.


                             By:___________________________


                             Reverse Transport Licensing and Consulting, Inc.


                             By:___________________________


                             NDA Associates, Inc.


                             By:___________________________


                             ____________________________
                             Robert C. Blanks


                             ____________________________
                             Dr. David P. Rosenbaum

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

                          Schedule 1 - Talaria Parties
                          ----------------------------


Dr. Hal S. Broderson
1720 Oakwood Terrace
Penn Valley, PA 19072

Dr. Dennis I. Goldberg
109 Bent Road
Sudbury, MA 01776

Charles G. Hadley
802 Maple Glen Road
Wayne, PA 19087

HCC Investments, Inc.
c/o Wilmington Securities, Inc.
824 Market Street, Suite 900
Wilmington, DE 19810

Robert C. Blanks
47 Hancock Street
Auburndale, MA 02466

Dr. David P. Rosenbaum
121 Winslow Road
Waban, MA 02468

Dr. Kevin Jon Williams
425 Wister Road
Wynnewood, PA 19096

Reverse Transport Licensing and Consulting, Inc.
425 Wister Road
Wynnewood, PA 19096

Rock Hill Ventures, Inc.
One Tower Bridge, Suite 1350
100 Front Street
West Conshohocken, PA 19428

NDA Associates, Inc.
160 Speen Street, Suite 203
Framingham, MA 01701-2003

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